Merrill Lynch Multi-State Municipal Series Trust

File No. 811-4375

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending July 31, 2006, Merrill Lynch New Jersey Municipal Bond Fund and Merrill Lynch New York Municipal Bond Fund, each a series of  Merrill Lynch Multi-State Municipal Series Trust (collectively, the “Registrant”) each acquired substantially all of the assets and assumed substantially all of the liabilities of Lebenthal New Jersey Municipal Bond Fund and Lebenthal New York Municipal Bond Fund, respectively, both series of Lebenthal Funds, Inc. (collectively, “Lebenthal”), File No. 811-6170.

At a meeting of the Boards of Directors of the Registrant and Lebenthal held on November 29, 2005, the Boards approved the proposal pursuant to which each series of the Registrant would acquire substantially all of the assets of each respective series of Lebenthal and assume substantially all of the liabilities of each respective series of Lebenthal in return for newly issued shares of the Registrant to be distributed to the shareholders of Lebenthal in proportion to such shareholders’ interest in Lebenthal in liquidation of Lebenthal.

On February 1, 2006, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-130529 and 811-4375) on behalf of Merrill Lynch New York Municipal Bond Fund (the “N-14 New York Registration Statement”).  The N-14 New York Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Lebenthal New York Municipal Bond Fund. On February 3, 2006, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-130530 and 811-4375) on behalf of Merrill Lynch New Jersey Municipal Bond Fund (the “N-14 New Jersey Registration Statement”).  The N-14 New Jersey Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Lebenthal New Jersey Municipal Bond Fund.

On March 10, 2006, the shareholders of the Registrant and Lebenthal approved the Reorganization at a special meeting of shareholders held for that purpose.  On May 1, 2006 (the “Reorganization Date”), pursuant to the Agreement, Lebenthal transferred assets valued at $85,948,792.73 of Lebenthal New York Municipal Bond Fund to the Registrant and received in exchange newly-issued Class I, Class B, Class C, and Class A shares of the Registrant comprised of 0 Class I shares, 0 Class B shares, 0 Class C shares and 7,992,856.506 Class A shares.  Such shares were then distributed to the shareholders of Lebenthal on that date in proportion to each shareholder’s interest (by Class) in the assets transferred.  Also on the Reorganization Date, pursuant to the Agreement, Lebenthal transferred assets valued at $5,855,966.08 of Lebenthal New Jersey Municipal Bond Fund to the Registrant and received in exchange newly-issued Class I, Class B, Class C, and Class A shares of the Registrant comprised of 0 Class I shares, 0 Class B shares, 0 Class C shares and 563,945.002 Class A shares.  Such shares were then distributed to the shareholders of Lebenthal on that date in proportion to each shareholder’s interest (by Class) in the assets transferred.

An Order of Deregistration under the Investment Company Act has been issued by the Securities and Exchange Commission on September 20, 2006 [Rel No. IC-27486].